Exhibit 99.1

NEWS RELEASE

GRAY ANNOUNCES PROPOSED REFINANCING OF SENIOR CREDIT FACILITY;

UPDATES GUIDANCE FOR 4TH QUARTER 2016

Atlanta, Georgia – January 20, 2017. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) announced today that it is proposing, subject to market and other conditions, to refinance and extend the maturity date of its revolving credit facility and term loan under its existing senior credit facility (the “Senior Credit Facility”). Gray is also providing updates to certain of its previously announced guidance for the fourth quarter of 2016, based on preliminary information available to date.

Comments on Proposed Senior Credit Facility Refinancing:

Gray expects to refinance or extend its existing indebtedness through some or all of the following:

●	Extension of its revolving credit facility to February 2022 from the current July 2020 maturity and an increase in aggregate commitments to $100 million from the current $60 million; and

●	Extension of the existing $556.4 million term loan maturity to February 2024 from the current June 2021 maturity.

Wells Fargo Bank, N.A. is the administrative agent under our Senior Credit Facility.

We cannot provide any assurance about the timing, terms or interest rate associated with the planned refinancing, or that the refinancing transactions can be completed at all.

Comments on Previously Announced Acquisitions:

On January 17, 2017, we announced that we had completed the $270 million acquisition of two television stations that had been owned and operated by Media General, Inc. as part of that company’s acquisition by Nexstar Broadcasting Group, Inc.: WBAY (ABC), in Green Bay, Wisconsin, and KWQC (NBC) in Davenport, Iowa. On January 13th, Gray acquired KTVF (NBC), KXD (CBS), and KFXF (FOX) in the Fairbanks, Alaska, television market from Tanana Valley Television Co. and Chena Broadcasting Co. for $8 million. Both of these acquisitions were funded with cash on hand.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Comments on Updated Fourth Quarter 2016 Guidance:

Gray initially issued guidance for fourth quarter 2016 on November 8, 2016. While Gray remains in the process of finalizing its financial results for the fourth quarter of 2016, the Company is presenting the following updates to estimated results of operations. This updated guidance represents the most current information available to Gray, and such estimates have not been subject to our normal financial closing and financial statement preparation processes and are subject to change and finalization. As a result, our actual results could be different and those differences could be material. Investors should exercise caution in relying on the information contained herein and should not draw any inferences from this information regarding financial or operating data that is not presented below.

	Updated Guidance
	Three Months Ending December 31,
	Low End	% Change From	High End	% Change From
	Guidance for	As-Reported	Guidance for	As-Reported	As-Reported
	the Fourth	Fourth	the Fourth	Fourth	Fourth
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2016	2015	2016	2015	2015
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$237,000	40%	$238,000	40%	$169,487

OPERATING EXPENSES
(before depreciation, amortization and loss on disposals of assets):
Broadcast	$128,000	26%	$129,000	27%	$101,969
Corporate and administrative	$8,500	(23)%	$9,000	(18)%	$11,030

OTHER SELECTED DATA:
Political advertising revenue
(less agency commissions)	$48,250	424%	$48,750	429%	$9,213

The revised revenue, broadcast operating expense and political advertising revenue ranges each slightly exceed the previous high-side revenue estimate of $237.0 million, broadcast operating expense estimate of $127.5 million and political advertising revenue estimate of $48.0 million, respectively. The corporate and administrative operating expense high-side range is unchanged at $9.0 million.

As of December 31, 2016, we expect to report approximately:

●	$325.2 million of cash on hand
●	$556.4 million principal amount of secured debt; and
●	$1,781.4 million principal amount of total debt (excluding unamortized deferred financing costs and premium).

We currently anticipate that our secured and total leverage ratios, as defined under our Senior Credit Facility, measured on a trailing eight quarter basis, netting all cash on hand and giving pro forma effect for all acquisitions completed through the date of this release will be in the following ranges as of December 31, 2016:

	Low	High
Secured leverage ratio	1.6x	1.8x
Total leverage ratio	5.5x	5.7x

About Gray:

Gray now owns and/or operates 100 television stations across 54 television markets that collectively broadcast over 200 program streams including 101 channels affiliated with the CBS Network, the NBC Network, the ABC Network and the FOX Network.  Our portfolio includes the number-one and/or number-two ranked television station operations in essentially all of our markets, which collectively cover approximately 10.1 percent of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of the proposed refinancing of our Senior Credit Facility, operating results for the fourth quarter of 2016 or other periods, the impact of recently completed transactions, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of January 20, 2017. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2015 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Gray Contacts:

www.gray.tv

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828

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